EXHIBIT 10.4

THIRD AMENDMENT TO
EMPLOYMENT AGREEMENT

THIRD AMENDMENT, dated as of November 14, 2012, to the EMPLOYMENT AGREEMENT, dated as of the 14th Day of November, 2004, as amended (the “Employment Agreement”) by and between ARAMARK CORPORATION, a Delaware Corporation, and JOSEPH NEUBAUER.
RECITALS
WHEREAS, the parties entered into a letter agreement dated May 7, 2012, which provided that Mr. Neubauer ceased to be the Chief Executive Officer of ARAMARK, but remained as the Chairman of the Board and as an employee of ARAMARK.
WHEREAS, Mr. Neubauer is expected to perform services through the remainder of the Term at a level which exceeds twenty percent (20%) of the historical level of services he performed as the Chief Executive Officer and the parties do not intend to treat Mr. Neubauer as having incurred a “separation from service” under Section 409A of the Internal Revenue Code during the Term.
WHEREAS, in response to Mr. Neubauer’s change in responsibilities, the parties hereto wish to amend the Employment Agreement to effect certain changes to its terms.
NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the Employment Agreement is amended as follows:
1.    Amendment to Section 2. Section 2 of the Employment Agreement is hereby amended to cause clause (i) thereof to read in its entirety as follows:
“(i) agrees to serve as Chairman and an employee of ARAMARK and to perform such duties in such capacity as may be delineated in the By-Laws of ARAMARK and such other reasonable duties, consistent with his position as Chairman and an employee of ARAMARK, as may be assigned to him from time to time by the Board of Directors of ARAMARK (the “Board”),”

2.    Amendment to Section 5. Section 5 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
“The term of the Agreement shall be for a period commencing on the Effective Date and ending on December 31, 2013, unless earlier terminated pursuant to Section 9 (the “Term”).”
3.     Amendment to Section 6(a). Section 6(a) of the Employment Agreement is hereby amended to add the following at the end thereof:
“Effective January 1, 2013, the Base Salary shall be $700,000.”
4.    Amendment to Section 6(b). Section 6(b) of the Employment Agreement is hereby amended to add the following at the end thereof:
“The amount of the Bonus for fiscal year 2012 (the “Bonus”) shall be no less than the Bonus for fiscal year 2009 and shall otherwise be consistent with the Bonus for fiscal year 2011 based on actual performance for 2012 as measured against the target performance for 2012 relative to the actual performance for 2011 as measured against the target performance for 2011. The Bonus for fiscal year 2013 (and any subsequent fiscal years) shall not be discretionary and shall be fixed at an amount equal to 50% of the average Bonus paid or accrued on behalf of Mr. Neubauer for the fiscal years of ARAMARK that ended in 2012, 2011 and 2010.”
5.    Amendment to Section 7(a). Section 7(a) of the Employment Agreement is hereby amended to add the following at the end thereof:
“Notwithstanding the foregoing, and regardless of whether Mr. Neubauer remains employed by ARAMARK and regardless of the reason for Mr. Neubauer’s termination of employment, (i) all time vested options and ISPOs held by Mr. Neubauer shall continue to vest based on the existing vesting schedule, without regard to any requirement of continued employment, (ii) all performance vested options and ISPOs held by Mr. Neubauer shall continue to be eligible to vest based on the existing vesting schedule based on the achievement of the applicable performance metrics, without regard to any requirement of continued employment, and (iii) all such time and performance vested options and ISPOs that have vested (or that vest in the future) shall remain exercisable for their full term.”

6.    Amendment to Section 9(a)(iii). Section 9(a)(iii) of the Employment Agreement is hereby amended to restate in its entirety the last sentence thereof:
“ARAMARK acknowledges and agrees that a material breach for purposes of this Section 9 shall include, but not be limited to, any diminution in Mr. Neubauer’s title as Chairman, any failure to pay Mr. Neubauer’s Base Salary and any relocation of Mr. Neubauer’s principal place of business outside of Philadelphia, Pennsylvania.”
7.    Amendment to Section 9(b). Section 9(b) of the Employment Agreement is hereby amended by deleting the last sentence thereof.
8.    Amendment to Section 9(d). Section 9(d) of the Employment Agreement is hereby amended by deleting the last sentence thereof.
9.    Amendment to Section 9(e). Section 9(e) of the Employment Agreement is hereby amended by deleting the penultimate sentence thereof.
10.    Amendment to Section 1 of Exhibit A. Section 1 of Exhibit A of the Employment Agreement is hereby amended to add the following at the end thereof:
“, provided, that, effective January 1, 2013, for purposes of making this calculation, the “Base Salary” shall be fixed at an amount equal to $1,400,000 and the “Average Bonus” shall be based on an assumed termination of Mr. Neubauer’s employment on December 31, 2012.”
11.    Effect on Employment Agreement. ARAMARK and Mr. Neubauer each acknowledges and agrees that upon execution of this Amendment, on and after the date of this Amendment, the Employment Agreement shall otherwise continue in full force and effect as amended by this Amendment in accordance with its terms.

12.    Miscellaneous. This Amendment is entered into and shall be construed in accordance with the laws of the Commonwealth of Pennsylvania. Capitalized terms used but not defined in this Amendment are used with the meanings assigned in the Employment Agreement.
IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Agreement to be signed as of the date first above written.

ARAMARK CORPORATION

By:	/s/ ROBERT J. CALLANDER
Name:	Robert J. Callander
Title:	Chairman, Compensation and Human Resources Committee

/s/ JOSEPH NEUBAUER
Joseph Neubauer